PRESS RELEASE                            LIFE SCIENCES RESEARCH, INC.
                                         (OTCBB: LSRI)
                                         PO Box 2360
                                         Mettlers Road
                                         East Millstone, NJ 08875-2360

                                         For Further Information:
                                         Richard Michaelson
                                         Phone:   US: (732) 649-9961
                                         e-mail: LifeSciencesResearch@LSRinc.net



June 14, 2005

                    LSR ANNOUNCES FULL REPAYMENT OF BANK DEBT
               WITH PROCEEDS FROM SALE LEASEBACK AND INTERNAL CASH

East Millstone, New Jersey, June 14, 2005 - Life Sciences Research, Inc. (OTCBB:
LSRI) announced today that it paid in full its outstanding bank indebtedness of (pound)22.6 million (approximately $41.3 million) using the proceeds from the sale-leaseback of its three operating facilities and cash on hand.

The sale-leaseback was entered into with Alconbury Estates, an investment company controlled by Andrew Baker, the Company's Chairman and CEO. The purchase price for the three facilities was $40 million, consisting of $30 million cash at closing and a five year $10 million variable rate subordinated promissory note, which Alconbury has agreed to make a best effort to repay within twelve months. The Company has entered into corresponding leases for those facilities for 30 years, with 2 five-year options, with rentals commencing at $1.8 million per year for the New Jersey facility and (pound)1.7 million ($3.1 million) for the two U.K. facilities. Net costs to the Company associated with this transaction were approximately $1 million. Costs incurred by Alconbury were approximately $4.5 million, which was paid by the Company, but will be repaid by Alconbury as agreed.

Brian Cass, LSR's President and Managing Director said "As we have stated in our public filings since 2001, we have long seen the benefits of leveraging our real estate assets for long term financing, as well as to better position the Company for future growth. This transaction, which was made possible by the efforts and commitment of the Company's Chairman, achieved important strategic objectives for the Company. We have fully repaid our bank debt which was coming due in one year and have effectively provided secure long term financing in exchange for paying rent. Moreover, we have done so while ensuring the continued availability of our core operating facilities to the Company for the foreseeable future. This structure could also be considered as a financing mechanism for possible facility expansion for our Company should we so desire in the future."

In accordance with the provisions of FASB Interpretation No. 46R (FIN 46), the Company will reflect the consolidation of Alconbury Estates into its accounts until such time as the $10 million subordinated note has been repaid. Although a significant ongoing impact of that consolidation will be eliminated by the minority interest entries associated with this transaction, it will mean that the Company will not record the gain and loss associated with the sale of the properties, nor recognize the associated decrease in depreciation, until FIN 46 consolidation accounting no longer applies. At that time, the Company will record a non-cash loss of approximately $44 million for the sale of the UK properties, and a gain of approximately $6 million, amortized over the term of the lease, for the US property. In addition, the Company anticipates a reduction in its annual depreciation charge of approximately $3.5 million.

Life Sciences Research, Inc. is a global contract research organization providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world. LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

This announcement contains statements that may be forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These statements are based largely on LSR's expectations and are subject to a number of risks and uncertainties, certain of which are beyond our control, as more fully described in the Company's SEC filings, including its Form 10-K for the fiscal year ended December 31, 2004, as filed with the US Securities and Exchange Commission.


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